Exhibit 99.1

OCEAN POWER TECHNOLOGIES APPOINTS TWO NEW DIRECTORS

Pennington, NJ – April 3, 2009 Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) is pleased to announce that Mark Robert Draper and Joseph Victor Chatigny have been appointed as executive and non-executive members, respectively, of the Company’s Board of Directors. Mr. Chatigny will serve as an independent director on the Company’s Audit Committee. With Mr. Chatigny’s appointment to the Audit Committee, the Company will have three independent committee members as required by the Nasdaq rules.

Mr. Draper, 45, has served as the Company’s Chief Executive Officer since January 2009 and as the Chief Executive and Director of OPT’s wholly-owned European subsidiary, Ocean Power Technologies Limited, since September 2004.

Prior to joining OPT in 2004, Mr. Draper’s career encompassed a broad range of managerial and engineering roles at Powergen plc – a UK energy business with an annual turnover in excess of £6 Billion. Mr. Draper’s most recent position at Powergen was as Managing Director of the Generation Business, with direct responsibility for nine major power stations (9,000 MegaWatts of capacity), a combined heat and power business, the technology division, and the company’s renewable energy business. He was instrumental in establishing and managing the growth of Powergen’s renewable generation activities, including on-shore and off-shore wind power stations.

Mr. Draper holds a Master’s Degree in Mechanical and Electrical Engineering from Cambridge University (UK), and has attended management training programs at Wharton and Harvard Business schools. He previously served as Non-Executive Director for Slough Heat and Power Ltd and serves as Non-Executive Director for Renewable Power and Light plc. Mr. Draper is a Fellow of both the Institute of Mechanical Engineers and the Institute of Electrical Engineers.

Mr. Chatigny, who is 58, currently serves as Group Vice President and General Manager of Measurement Specialties, Inc. (Nasdaq: MEAS), a $200 million (revenues) company specializing in the design and manufacture of advanced technology-based sensors. Mr. Chatigny’s responsibilities include leadership of one of Measurement Specialties’ sensors business groups having a broad international customer base in both industrial and government sectors, and manufacturing facilities in the US, China, and Europe. Prior to commencing work at Measurement Specialties in 1998, Mr. Chatigny was a director of the sensors business unit of AMP Incorporated (acquired by Tyco Electronics Corporation (NYSE: TEL)) from 1993 to 1998, senior manager of the Piezo Film Sensors group at Pennwalt Corporation from 1978 to 1993, and previously worked at Corning Incorporated (NYSE: GLW).

Mr. Chatigny holds a Masters of Business Administration degree from The American University, and a Master of Science degree in Industrial Management and Bachelor of Science degree in Industrial Engineering Management from Clarkson University.

There are no further details specified by Schedule 2(g) of the AIM Rules to be disclosed by Mr. Draper or Mr. Chatigny.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Ocean Power Technologies

Ocean Power Technologies (Nasdaq: OPTT and London Stock Exchange AIM: OPT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable, clean and environmentally-beneficial electricity. OPT has a strong track record in harnessing wave energy and participates in a $150 billion annual power generation equipment market. The Company’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into low-cost, clean electricity. The Company is widely recognized as the leading provider of on-grid and autonomous wave-energy generation with its energy systems benefiting from over a decade of in-ocean experience. OPT’s technology and systems are insured by Lloyds Underwriters of London. OPT is headquartered in Pennington, New Jersey with offices in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.

Contact information:

Ocean Power Technologies, Inc. Mark R. Draper, Chief Executive Officer Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400 Telephone: +1 609 730 0400
Nomura Code Securities Limited Juliet Thompson, Richard Potts Media Contact in United Kingdom:	Telephone: +44 20 7776 1200
Corfin Communications Neil Thapar, Martin Sutton, Claire Norbury	Telephone: +44 20 7977 0020